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ADM Adds Deep Digital, Supply Chain Expertise to Board with Nomination of Boeing Executive Ted Colbert

CHICAGO, March 26, 2021—ADM (NYSE: ADM) today announced that its Board of Directors has nominated Ted Colbert, President and CEO of Global Services at Boeing, to stand for election to the board at the company’s upcoming Annual Stockholders’ Meeting on May 6, 2021.

“Today’s ADM is a global nutrition leader, a premier health and wellness provider, and a pioneer in innovative, renewable products and solutions. This transformation could not have happened without the strategic vision and strong leadership of our Board of Directors,” said Chairman and CEO Juan Luciano. “Now, with the nomination of Ted Colbert, we’re further enhancing our board’s deep, relevant, and diverse experience, voices and expertise. Ted’s strong background in business performance, information technology, data and analytics, and supply chain logistics will help us reach even new heights as we continue to lead the industry, including with new, cutting-edge digital technologies, to serve the needs of our farmers, customers and partners.”

ADM has regularly been recognized for the diversity of its board and executive leadership, including by The Rising Tides, a consulting firm focused on improving the workplace for women and minorities, and the National Association of Corporate Directors, which both have cited ADM’s exemplary board leadership practices and efforts to promote greater diversity and inclusion.

About ADM

At ADM, we unlock the power of nature to provide access to nutrition worldwide. With industry-advancing innovations, a complete portfolio of ingredients and solutions to meet any taste, and a commitment to sustainability, we give customers an edge in solving the nutritional challenges of today and tomorrow. We’re a global leader in human and animal nutrition and the world’s premier agricultural origination and processing company. Our breadth, depth, insights, facilities and logistical expertise give us unparalleled capabilities to meet needs for food, beverages, health and wellness, and more. From the seed of the idea to the outcome of the solution, we enrich the quality of life the world over. Learn more at www.adm.com.

ADM Media Relations

Jackie Anderson

media@adm.com

312-634-8484

Corporate Release